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                                                                    EXHIBIT 4.40

                                                           [RBC ROYAL BANK LOGO]

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GERRY DIMAKOPOULOS                       INDUSTRIAL PRODUCTS, COMMERCIAL MARKETS
Senior Account Manager                   2nd Floor Link, 6880 Financial Drive
                                         Mississauga, ON L5N 7Y5
                                         Tel: (905) 286-7236 Fax: (905) 286-7262
                                         E-MAIL: GERRY.DIMAKOPOULOS@RBC.COM

May 2, 2003

Steelcase Inc.
901 44th Street SE
CH-2E-06
Grand Rapids, MI  4508
Attention:  Chief Financial Officer

Steelcase Financial Services Ltd.
1 Steelcase Road West
Markham, Ontario
L3R 0T3
Attention:  Chief Financial Officer

Dear Sirs:

We refer to the facility agreement dated as of May 24, 2001 between Royal Bank of Canada (the "Bank") and Steelcase Financial Services Ltd. (the "Borrower"), as borrower, as amended by an amending letter agreement dated November 9, 2001, and as further amended by an amending letter agreement dated October 3, 2002 (as amended, the "Facility Agreement"), and to the Guarantee dated as of May 24, 2001, as amended by an amending letter agreement dated November 9, 2001, and as further amended by an amending letter agreement dated October 3, 2002 (as amended, the "Guarantee") made by Steelcase Inc. (the "Guarantor") for the benefit of the Bank relating to the indebtedness of the Borrower to the Bank under the Facility Agreement. We hereby confirm our agreement, and each of you hereby agrees, to amend the Facility Agreement and the Guarantee, subject to the following terms and conditions.

      1.  DEFINITIONS:

         Capitalized terms used and not defined herein have the meanings ascribed to such terms in the Facility Agreement and the Guarantee.

      2.  AMENDMENTS:

         (a) The definition of "Shareholders' Equity" in Schedule "A" to the Facility Agreement is hereby deleted in its entirety and replaced with the following:



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                  ""SHAREHOLDERS' EQUITY" means the aggregate of stated capital, retained earnings and Subordinated Debt; provided that for purposes of the calculation of Shareholders' Equity there shall be added to such aggregate any non-recurring non-cash charges attributable to the implementation by the Guarantor of SFAS 142 not in excess of $230,000,000;"

         (b) Section 18 of the Facility Agreement entitled "Events of Default" is amended by adding to Event of Default (d) after the phrase "November 9, 2001" the following: "October 3, 2002 and May 2, 2003 and as it may be thereafter amended in accordance with its terms."

     3.  WAIVER:

         The Bank hereby waives any Event of Default that exists as a result of the Guarantor's failure to observe Section 6(c)(i) of the Guarantee as of the end of its fiscal quarter ending November 22, 2002 and waives compliance with Section 6(c)(i) of the Guarantee for the period from November 23, 2002 through the date hereof.

      4.  RESERVATION OF RIGHTS:

         Save and except as specifically waived in Section 3 hereof, the Bank reserves all rights and remedies pursuant to each of the Facility Agreement and the Guarantee, in each case, as amended hereby.

      5.  CONSENT:

         Each of the Borrower and the Guarantor confirms its agreement and consents to all the terms and conditions of this amending agreement.

      6.  RESTRUCTURE FEE:

         A restructure fee of $7,572.63 is payable by, or on behalf of, the Borrower upon acceptance of this amending agreement. This fee is non-refundable and is deemed to be earned by the Bank upon acceptance of this amending agreement, to compensate for time, effort and expense incurred by the Bank in approving the amendments to the Facility Agreement and the Guarantee.

      7.  CONDITIONS:

         This amending agreement is conditional upon the receipt by the Bank, in form and substance satisfactory to the Bank:

         (a) prior to the effectiveness hereof, of duly executed copies of this amending agreement and the amending agreement in respect of the facility agreement dated April 5, 2000, as amended, between the Bank and the Borrower; and

         (b) subsequent to the effectiveness hereof, of such certificates and resolutions in respect of the Borrower as the Bank may reasonably require and legal opinions of

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                  counsel to the Guarantor in respect of this amending agreement substantially in the form of Exhibits E-1 and E-2 of the Facility Agreement, within 22 days of the date of this amending agreement.

      8.  GENERAL:

         (a) Each of the Borrower and the Guarantor agrees to take such action and execute and deliver such further documents as shall be reasonably required by the Bank in order to give effect to and carry out the intentions of this amending agreement.

         (b) Each of the Facility Agreement and the Guarantee, as amended hereby, is hereby ratified and confirmed and remains in full force and effect, binding upon the parties in accordance with their respective terms.

         (c) This amending agreement shall be construed in accordance with and be governed by (i) the laws of the Province of Ontario and of Canada applicable therein, insofar as it relates to the amendment of the Facility Agreement, and (ii) the laws of the State of New York, insofar as it relates to the amendment of the Guarantee.

         (d) This amending agreement may be executed and delivered in counterparts, each of which when executed and delivered is an original, but both of which together constitute one and the same agreement. This amending agreement may be delivered, and be binding on the party so delivering, upon the provision of telefaxed execution pages. The party delivering such telefaxed execution pages shall as soon as possible thereafter (and in any event within 5 days) deliver to the other party an originally executed copy.

         (e) The date on which this amending agreement becomes effective is the date appearing on the first page hereof.

                            [signature page follows]



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Please acknowledge your acceptance of the above terms and conditions by signing the attached copy of this letter in the space provided below and returning it to the undersigned.

Yours truly,

ROYAL BANK OF CANADA

By:      /s/ GERRY DIMAKOPOULOS
    ----------------------------------------

Name/Title: Gerry Dimakopoulos, Senior Account Manager

By:      /s/ M.R. LORDON
     ---------------------------------------

Name/Title: M.R. Lordon, Senior Account Manager





We acknowledge and accept the terms and conditions of this amending agreement as of the 2nd day of May, 2003, which acceptance is effective as of the date first above written.

STEELCASE INC.

By:      /s/ GARY P. MALBURG
    --------------------------------

Name/Title: Gary P. Malburg, Vice President, Finance & Treasurer



STEELCASE FINANCIAL SERVICES LTD.

By:      /s/ GARY P. MALBURG
     -------------------------------

Name/Title: Gary P. Malburg, President